Exhibit 99

1600 Cantrell Road
Little Rock, AR 72201

For Immediate Release

Contact:   Julie Johnson Bull

Director of Investor Relations

(501) 376-5965

Dillard’s, Inc. Amends and Extends $1.0 Billion

Revolving Credit Facility

Little Rock, Arkansas, April 12, 2012 — Dillard’s, Inc. (DDS: NYSE) (“Dillard’s” or the “Company”) announced today that it has amended and extended its $1.0 billion senior secured revolving credit facility.  The facility, which now expires on April 11, 2017, has higher availability with the same amount of inventory pledged.

The amended facility is available to the Company for general corporate purposes including, among other uses, working capital financing, the issuance of letters of credit, capital expenditures and, subject to certain restrictions, the repayment of existing indebtedness and share repurchases.  There are no financial covenant requirements under the credit agreement provided availability exceeds $100 million.

The credit facility was arranged by J.P. Morgan Securities LLC and Wells Fargo Capital Finance, LLC.

Dillard’s, Inc. is one of the nation’s largest fashion apparel, cosmetics and home furnishing retailers.  The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

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